Exhibit 99.8

The Separation of Hughes from GM
and Acquisition by News Corporation of
34% of Hughes

Instructions to Share Identification Election Form

For GM Class H Common Stockholders

     As more fully described in the consent solicitation statement/prospectus previously sent to GM common stockholders of record as of      , 2003, if the transactions are approved by the GM common stockholders, GM Class H common stockholders will receive Hughes common stock for their shares of GM Class H common stock in the Hughes split-off. As part of the subsequent News stock acquisition, the holders of Hughes common stock after the Hughes split-off (i.e., the former holders of GM Class H common stock) will receive cash and/or News Corporation Preferred ADSs in exchange for approximately 17.7% of their holdings in Hughes common stock. You should read carefully the consent solicitation statement/prospectus for more information regarding the transactions.

     Purpose of the Share Identification Election Form: In order to provide you with some flexibility in choosing which of your shares of Hughes common stock will be exchanged for cash and/or News Corporation Preferred ADSs, you will be able (but are not required) to make one of three elections with respect to your shares of Hughes common stock, as described below and in the consent solicitation statement/prospectus. A properly completed and signed Share Identification Election Form that is received by the election deadline will apply to all of the electing holder’s shares held in the account for which the election was made, regardless of whether such shares were acquired before or after the election was made. Please refer to the section of the consent solicitation statement/prospectus entitled “Share Identification Election for GM Class H Common Stockholders” for more information regarding the purpose of the attached Share Identification Election Form.

     Before you submit the enclosed Share Identification Election Form, you should consult your personal tax advisor to determine whether making any of the elections will be beneficial to you and, if you decide to submit a Share Identification Election Form, your tax advisor can advise you as to any further actions you should take to ensure that your request is respected by taxing authorities. We cannot provide any assurance that a taxing authority will respect any election you intend to make pursuant to the enclosed Share Identification Election Form.

     Important Note: Completing the Share Identification Election Form will not affect the amount or type of consideration you will receive in the transactions.

     Shares held through a Broker or Custodial Account: If you own your shares through a broker or custodial account, do not complete or return the Share Identification Election Form. You will need to contact your broker or other agent to determine if you can make a similar election with your broker or agent. Whether such opportunity is available will be determined by your broker or agent, and if available they will supply you with separate instructions regarding any such election with respect to your shares.

     Completing the Share Identification Election Form:

     (1)  Select the option that you would like to request with respect to the shares of Hughes common stock that you will receive in the Hughes split-off. Make sure to select only one of the three options provided.

•	If you select OPTION 1, you will be requesting that the shares of Hughes common stock that you receive in the Hughes split-off in respect of your most recently acquired shares of GM Class H common stock will be the first shares exchanged in the News stock acquisition for cash and/or News Corporation Preferred ADSs. As an example, assume that 17.7% of your shares of Hughes common stock will be required to be exchanged in the News stock acquisition and that you hold 100 shares of GM Class H common stock, 10 of which you acquired on June 1, 2003, 10 of which you acquired on June 1, 2002 and 80 of which you acquired on June 1, 2001. In this example, if you select OPTION 1, you will be requesting that 10 of the shares that you acquired on June 1, 2003 and 7.7 of the shares that you acquired on June 1, 2002 will be exchanged in the News stock acquisition for cash and/or News Corporation Preferred ADSs, with the remaining 82.3 shares remaining as Hughes common stock.

•	If you select OPTION 2, you will be requesting that the shares of Hughes common stock that you receive in the Hughes split-off in respect of your longest held shares of GM Class H common stock will be the first shares exchanged in the News stock acquisition for cash and/or News Corporation Preferred ADSs. As an example, assume that 17.7% of your shares of Hughes common stock will be required to be exchanged in the News stock acquisition and that you hold 100 shares of GM Class H common stock, 10 of which you acquired on June 1, 2003, 10 of which you acquired on June 1, 2002 and 80 of which you acquired on June 1, 2001. In this example, if you select OPTION 2, you will be requesting that 17.7 of the shares that you acquired on June 1, 2001 will be exchanged in the News stock acquisition for cash and/or News Corporation Preferred ADSs, with the remaining 82.3 shares remaining as Hughes common stock.

•	If you select OPTION 3, you will be requesting that the shares of Hughes common stock that you receive in the Hughes split-off in respect of your most recently acquired shares of GM Class H common stock that you have held for at least 366 days at the time of the transactions will be the first shares exchanged in the News stock acquisition for cash and/or News Corporation Preferred ADSs. As an example, assume that 17.7% of your shares of Hughes common stock will be required to be exchanged in the News stock acquisition and that you hold 100 shares of GM Class H common stock, 10 of which you acquired on June 1, 2003, 10 of which you acquired on June 1, 2002 and 80 of which you acquired on June 1, 2001. Assume further that the transactions are completed on January 1, 2004. In this example, if you select OPTION 3, you will be requesting that 10 of the shares that you acquired on June 1, 2002 and 7.7 of the shares that you acquired on June 1, 2001 will be exchanged in the News stock acquisition for cash and/or News Corporation Preferred ADSs, with the remaining 82.3 shares remaining as Hughes common stock.

     Important Note: As indicated in the above examples, the election you make (or not making an election) will not affect the amount or type of consideration you receive in the transactions.

     (2)  Sign and date the Share Identification Election Form.

Signatures by Registered Holders: If any of the shares of GM Class H common stock with respect to which an election is made on the Share Identification Election Form are registered in the name of two or more joint owners, all owners must sign the Share Identification Election Form. The signature(s) on the front of the Share Identification Election Form must correspond exactly with the name(s) as printed on the face of the Share Identification Election Form.

Fiduciaries and Other Representatives: If the Share Identification Election Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate and should set forth their full title when signing, and proper evidence satisfactory to Hughes, which is current as of a date within 180 days prior to the date that the Share Identification Election Form is delivered to the exchange agent, of their authority to so act must be submitted with the Share Identification Election Form.

     Deadline for Completing the Election: A properly completed Share Identification Election Form must be received by the exchange agent via the mail in accordance with the instructions below no later than the completion of the News stock acquisition. Because it will be difficult to predict when the News stock acquisition will be completed, we urge stockholders who wish to submit a Share Identification Election Form to do so as soon as possible.

     Withdrawal of Election: You can withdraw or amend your Share Identification Election Form at any time prior to the completion of the News stock acquisition by contacting the exchange agent in writing at the address listed below. To be effective, a written transmission to withdraw or amend such Share Identification Election Form must be timely received by the exchange agent at one of its addresses set forth below.

     Validity of Election: Any determination as to whether a Share Identification Election Form has been timely received and properly completed, withdrawn or amended shall be made by Hughes in its sole discretion.

     Where to Send Your Election: If you wish to submit, withdraw or amend a Share Identification Election Form with respect to your shares, please return the attached form to the exchange agent at the address set forth below.

Mailing Address

Equiserve Trust Company, N. A.
P.O. Box 43010
Providence, RI 02940-3010

     Questions or Requests: Questions and requests for assistance or for additional copies of the consent solicitation statement/prospectus, the Share Identification Election Form or these Instructions to Share Identification Election Form may be directed to Equiserve at [       ]. From outside the continental United States and Canada, dial [       ].

Share Identification
Election Form

Issue ID:

Account Number:

Please read the enclosed Instructions for the Share Identification Election before completing this form.

OPTIONS FOR SHARE IDENTIFICATION ELECTION

OPTION 1	Please exchange my shares in the reverse order that they were acquired (i.e., the shares that will be issued in the Hughes split-off in respect of my most recently acquired shares of GM Class H common stock will be the first shares exchanged).

OPTION 2	Please exchange my shares in the order that they were acquired (i.e., the shares that will be issued in the Hughes split-off in respect of my longest held shares of GM Class H common stock will be the first shares exchanged).

OPTION 3	Please exchange my shares in the reverse order that they were acquired, beginning with those shares that I have held for at least 366 days as of the date of the News stock acquisition (i.e., the shares that will be issued in the Hughes split-off in respect of my most recently acquired shares of GM Class H common stock that have been held by me for at least 366 days will be the first shares exchanged).

This election will not affect the amount or type of consideration you will receive in the transactions.

PLEASE TEAR ALONG THE PERFORATION AND RETURN THE BOTTOM PORTION TO EQUISERVE
(EXCHANGE AGENT) IN THE ENVELOPE PROVIDED. KEEP THE TOP PORTION FOR YOUR REFERENCE.

NOTE: This is not a Proxy
Issue ID:	Please mark ☒ the appropriate box to select your option.
Account Number:
If and when the News stock acquisition occurs, I request that my shares of Hughes common stock be exchanged for cash and/or News Corporation Preferred ADSs in the following order:
	☐	OPTION 1: Please exchange my shares in the reverse order that they were acquired.
	☐	OPTION 2: Please exchange my shares in the order that they were acquired.
	☐	OPTION 3: Please exchange my shares in the reverse order that they were acquired, beginning with those shares that I have held for at least 366 days as of the date of the News stock acquisition.

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Signature(s) of Registered Owner(s) — all registered owners MUST sign	Date

Share Identification Election Form